                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Eltron International, Inc. on Form S-3 of our report on the combined financial statements reflecting the pooling of interest with RJS, Inc. and Subsidiary dated February 24, 1996, except for Notes 1 and 13 as to which the date is March 1, 1996 on our audits of the consolidated financial statements of Eltron International, Inc. as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts".



COOPERS & LYBRAND L.L.P.



Sherman Oaks, California
June 11, 1996







                                  EXHIBIT 23.1